                                                                    EXHIBIT 99.1


(GULFTERRA LOGO)                                                            NEWS
                                                           FOR IMMEDIATE RELEASE


          GULFTERRA ENERGY PARTNERS ANNOUNCES NET INCOME UP 32 PERCENT TO $55.6 MILLION AND PERFORMANCE CASH FLOWS OF $110.3 MILLION


HOUSTON, TEXAS, MAY 4, 2004--GulfTerra Energy Partners, L.P. (NYSE:GTM) today reported first quarter 2004 net income of $55.6 million ($0.49 per unit), a 32-percent increase over first quarter 2003 net income of $42.2 million ($0.43 per unit). Performance cash flows (formerly referred to as EBITDA and defined in the Disclosure of Non-GAAP Financial Measures section below) for the quarter were $110.3 million, compared with $105.9 million reported for the first quarter of 2003. Included in the first quarter 2004 results were merger related costs of $4.1 million ($0.06 per unit). Excluding these merger related costs, performance cash flows for the first quarter of 2004 would have been $114.4 million and net income for the period would have been $59.7 million ($0.55 per unit).

"The first quarter was a solid period for GulfTerra as financial and operating results from our midstream assets were in line with expectations. We advanced numerous Gulf of Mexico pipeline and platform projects which will make contributions in the second half of 2004 and we continued to make good progress on our planned merger with Enterprise Products Partners, L.P.," said Robert G. Phillips, chairman and chief executive officer of GulfTerra Energy Partners. "GulfTerra's first quarter performance cash flows exceeded our previous record set in the third quarter of 2003 excluding the gain related to the sale of an interest in our Cameron Highway oil pipeline project. Furthermore, high oil and gas prices continue to drive active exploration and development across most of our assets. We are particularly excited about potential growth in the Deepwater Trend of the Gulf of Mexico which experienced a record number of drilling rigs working in 5,000 feet of water or greater during the first quarter of 2004."

"In the onshore area, volumes on our San Juan gathering system remained strong, operating margins on our Texas pipeline system increased and better processing margins and increased ethane recovery led to improved throughput on our South Texas natural gas liquids transportation and fractionation assets in the first quarter of 2004," Phillips added. "Additionally, in the recent quarter, our Wilson natural gas storage facility benefited from higher demand for interruptible services and we are moving forward on a natural gas storage expansion project at Petal. In the offshore area, our Falcon Nest platform and pipeline connected new Deepwater volumes during the first quarter and the Typhoon system realized higher volumes from new Deepwater supplies connected in the fourth quarter of 2003."

"On the development front, our Marco Polo tension-leg platform was installed in the first quarter and is being commissioned by Anadarko Petroleum Corporation with expected first deliveries in early summer," Phillips said. "Construction on the oil and gas gathering systems, which will gather production from the Marco Polo hub and other discoveries in the South Green Canyon area, is largely complete. The Cameron Highway oil pipeline project, which will deliver new oil supplies to the Texas refinery market from Deepwater discoveries such as Holstein, Mad Dog and Atlantis, is on track to be placed in-service later this year with first production expected in late 2004. Additionally, the Phoenix gas gathering system is largely complete and we expect first production by mid-year from Kerr-McGee's Red Hawk Deepwater development."

SEGMENT RESULTS

The Natural Gas Pipelines and Plants segment produced performance cash flows of $82.0 million in the first quarter of 2004, a 5-percent increase from the $77.8 million generated during the same period a year ago. Volumes averaged 7,647 thousand dekatherms per day (MDth/d) in the first quarter of 2004 compared with 7,599 MDth/d in the first quarter of 2003. This marginal increase in total segment volumes was driven by a 10-percent increase in San Juan gathering system volumes when compared to the same period last year when the system incurred lower volumes due to a temporary compression outage. Volumes on the Texas intrastate pipeline system, during the first quarter of 2004, were slightly lower due to reduced industrial demand on the Channel system offset by higher transportation margins, owed in part to greater basis differentials across Texas and the revaluation of natural gas imbalances due to a lower imbalance position in 2004. Higher volumes on the East Breaks offshore system were driven by new production from a new Deepwater well connected to the system. The partnership also benefited from a full quarter contribution from the Falcon Nest pipeline, installed in March 2003, and the addition of new supplies from the Harrier Field which commenced production in the first quarter of 2004. The contribution from the partnership's Chaco and Indian Basin natural gas processing plants for first quarter 2004 were lower due to reduced volumes as a result of unscheduled maintenance and production problems due to freeze-offs offset by higher natural gas liquids (NGL) prices.

The Oil and NGL Logistics segment, which includes GulfTerra's oil pipelines and NGL assets, generated performance cash flows of $7.5 million for the first quarter of 2004 compared with $11.6 million in the first quarter of 2003. The decrease reflects lower volumes on the partnership's 36-percent owned Poseidon system due to natural production declines and reduced distributions from the Poseidon joint venture, as cash is being retained to cover the anticipated capital requirements for the construction of the Front Runner oil pipeline project. The decreased contribution from Poseidon was partially offset by increased volumes from the partnership's Texas NGL transportation and fractionation assets due to generally improved processing economics in early 2004 and higher throughput on the Houston 8-inch LPG system which was placed in service in mid-2003.

The Natural Gas Storage segment reported $9.0 million of performance cash flows for the first quarter of 2004 compared with $7.0 million in the corresponding 2003 period. The 29-percent increase resulted from contracts with new customers for interruptible storage services at GulfTerra's leased Wilson natural gas storage facility in Texas and lower revaluation expense due to lower natural gas prices at the Hattiesburg and Petal natural gas storage facilities in Mississippi. GulfTerra recently executed a precedent agreement for a five year term with BP Energy Company for 1.5 billion cubic feet (Bcf) of storage capacity of a planned 1.85 Bcf expansion of the Petal storage facility.

The Platform Services segment performance cash flows for the first quarter of 2004 were $6.4 million compared with $4.2 million in the 2003 first quarter. The $2.2 million, or 52-percent increase, was due to a full quarter of results from the Falcon Nest platform in addition to increased volumes associated with Pioneer Natural Resources' Harrier discovery that came online during the first quarter of 2004. The Falcon Nest platform went into service in March 2003. Additionally, the partnership's 50-percent owned joint venture, Deepwater Gateway, installed the Marco Polo tension-leg platform during the first quarter of 2004. Deepwater Gateway began receiving demand charges of $2.1 million per month in April 2004 and first production across the platform is expected in the third quarter of 2004.

Other non-segment performance cash flows for the first quarter of 2004 were $5.4 million compared with $5.3 million in the first quarter of 2003. Other non-segment items included quarterly payments received from El Paso Corporation related to the partnership's asset sales in 2001. GulfTerra received the final quarterly payment of $2.0 million in March 2004. In addition, Other non-segment activities include the partnership's oil and natural gas production activities, which are continuing to be de-emphasized.

The partnership's total capitalization at March 31, 2004, was $3.1 billion, consisting of $1.8 billion of debt and $1.3 billion of partners' capital, resulting in a debt to total capitalization ratio of 58.7 percent. Cash and cash equivalents were $23.3 million at March 31, 2004.

On April 16, 2004, GulfTerra declared a cash distribution of $0.71 per common unit to be paid on May 14, 2004 to unitholders of record at the close of business on April 30, 2004. This distribution covers the period from January 1, 2004 through March 31, 2004 and represents a 5.2-percent increase over that of the first quarter of 2003.

CONFERENCE CALL

GulfTerra has scheduled a conference call to discuss its financial results on Tuesday, May 4, 2004, at 11:30 a.m. Eastern Daylight Time, 10:30 a.m. Central Daylight Time. To participate, dial (973) 409-9262 ten minutes prior to the call, or listen to a replay through May 11, 2004, by dialing (973) 341-3080 (access code 4631866). A live webcast and audio replay of the call will be available online at www.gulfterra.com. Operating statistics and other data that will be referred to in the conference call will also be available on the web site.

DISCLOSURE OF NON-GAAP FINANCIAL MEASURES

On March 28, 2003, Regulation G and related amendments to SEC disclosure rules became effective. The new rules cover press releases, conference calls, investor presentations, and one-on-one meetings with members of the financial community.

As a result of these new rules, we have modified the way we present certain financial measures, such as performance cash flows, in our SEC filings and other communications. We believe that our presentation complies with both the letter and spirit of the new regulations and augments our efforts to continue to provide full and fair disclosure to investors and the financial community. We will maintain on our Web site a reconciliation of all non-GAAP financial information that we disclose to the most directly comparable GAAP measures. To access the information, investors should click on the "Non-GAAP Reconciliations" link in the Investors section of our web site.

We use performance cash flows (which we formerly referred to as EBITDA) to evaluate the performance of our segments, determine how resources will be allocated and develop strategic plans. We define performance cash flows as earnings before interest, income taxes, depreciation and amortization and other adjustments. Historically our lenders and equity investors have viewed our performance cash flows measure as an indication of our ability to generate sufficient cash to meet debt obligations or to pay distributions. We believe that there has been a shift in investors' evaluation regarding investments in MLPs and they now put as much focus on the performance of an MLP investment as they do its ability to pay distributions. For that reason, we disclose performance cash flows as a measure of our segment performance.

We believe performance cash flows are also useful to our investors because this measurement allows them to evaluate the effectiveness of our business segments from an operational perspective, exclusive of the costs to finance those activities and depreciation and amortization, neither of which is directly relevant to the efficiency of those operations. This measurement may not be comparable to measurements used by other companies and should not be used as a substitute for net income or other performance measures.

Performance cash flows are not presented in accordance with generally accepted accounting principles and are not intended to be used in lieu of GAAP presentations of results of operations or cash flow provided by operating activities. Performance cash flows are presented because management uses them to evaluate operational efficiency, excluding taxes and financing costs, and believes performance cash flows provide additional information with respect to both the performance of its operations and the ability to meet the partnership's future debt service, capital expenditures, and working capital requirements. We also believe that debt holders commonly use performance cash flows to analyze our performance. A reconciliation of performance cash flows to net income for the periods presented is included in the tables attached to this release.

Performance cash flows, as presented in this release, the attached tables, and the Operating Statistics, which are also available in the Investors section of the web site at www.gulfterra.com, are calculated in the same manner as what we referred to in the past as EBITDA to allow a consistent comparison of the operating performance with that of prior periods.

GulfTerra Energy Partners, L.P. is one of the largest publicly traded master limited partnerships with interests in a diversified set of midstream assets located both offshore and onshore. Offshore, the partnership operates natural gas and oil pipelines and platforms and is an industry leader in the development of midstream infrastructure in the Deepwater Trend of the Gulf of Mexico. Onshore, GulfTerra is a leading operator of intrastate natural gas pipelines, natural gas gathering and processing facilities, natural gas liquids transportation and fractionation assets, and salt dome natural gas and natural gas liquids storage facilities. Visit GulfTerra Energy Partners on the web at www.gulfterra.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
--------------------------------------------------------------------------------
This release includes forward-looking statements and projections. The partnership has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors, including the integration of acquired businesses, pending merger with a subsidiary of Enterprise Products Partners, L.P., status of the partnership's greenfield projects, successful negotiation of customer contracts, and general economic and weather conditions in markets served by GulfTerra Energy Partners and its affiliates, could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the partnership makes these statements and projections in good faith, neither the partnership nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to the partnership's (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.

CONTACT

GulfTerra Energy Partners, L.P.
Andrew Cozby, Director, Investor Relations and MLP Finance
Office: (832) 676-5315
Fax: (832) 676-1671

                         GULFTERRA ENERGY PARTNERS, L.P.
           PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In millions; except per unit amounts)
                                   (Unaudited)


                                                                        QUARTER ENDED
                                                                          MARCH 31,
                                                                ------------------------------
                                                                    2004              2003
Operating revenue                                               $      220.3      $      223.3
                                                                ------------      ------------

Operating expense

  Cost of natural gas, oil and other products                           64.4              84.0
  Operation and maintenance                                             48.5              40.6
  Depreciation, depletion and amortization                              26.2              23.7
  (Gain)/loss on sale of long-lived assets                                --              (0.1)
                                                                ------------      ------------
                                                                       139.1             148.2
                                                                ------------      ------------

Operating income                                                        81.2              75.1


Other income (loss)
  Earnings from unconsolidated affiliates                                2.2               3.3
  Other income                                                           0.2               0.3
Interest and debt expense                                              (28.0)            (34.4)
Loss due to early redemptions of debt                                     --              (3.8)
                                                                ------------      ------------

Income before cumulative effect of accounting change                    55.6              40.5
Cumulative effect of accounting change                                    --               1.7
                                                                ------------      ------------

Net income                                                      $       55.6      $       42.2
                                                                ============      ============

Net income allocation

    Series B unitholders                                        $         --      $        3.9
                                                                ============      ============

    General partner
       Income before cumulative effect of accounting change     $       21.1      $       14.9
       Cumulative effect of accounting change                             --                --
                                                                ------------      ------------
                                                                $       21.1      $       14.9
                                                                ============      ============

    Common unitholders
       Income before cumulative effect of accounting change     $       29.1      $       17.5
       Cumulative effect of accounting change                             --               1.3
                                                                ------------      ------------
                                                                $       29.1      $       18.8
                                                                ============      ============

    Series C unitholders (a)
       Income before cumulative effect of accounting change     $        5.4      $        4.3
       Cumulative effect of accounting change                             --               0.3
                                                                ------------      ------------
                                                                $        5.4      $        4.6
                                                                ============      ============

Basic net income per common unit
    Income before cumulative effect of accounting change        $       0.49      $       0.40
    Cumulative effect of accounting change                                --              0.03
                                                                ------------      ------------
    Net income                                                  $       0.49      $       0.43
                                                                ============      ============

Diluted net income per common unit
    Income before cumulative effect of accounting change        $       0.49      $       0.40
    Cumulative effect of accounting change                                --              0.03
                                                                ------------      ------------
    Net income                                                  $       0.49      $       0.43
                                                                ============      ============

Basic average number of common units outstanding                        58.9              44.0
                                                                ============      ============

Diluted average number of common units outstanding                      59.2              44.1
                                                                ============      ============

Distributions declared per common unit                          $      0.710      $      0.675
                                                                ============      ============



(a) Net income is allocated to the Series C units on an equal basis as the common units.

                         GULFTERRA ENERGY PARTNERS, L.P.
                PRELIMINARY SUMMARIZED BALANCE SHEET INFORMATION
                                  (In millions)
                                   (Unaudited)


                                                   MARCH 31,          DECEMBER 31,
                                                     2004                2003
                                                ---------------     ---------------
         ASSETS

Current assets
  Cash and cash equivalents                     $          23.3     $          30.4
  Accounts and notes receivable, net                      170.1               158.0
  Other                                                    23.5                20.6
                                                ---------------     ---------------
    Total current assets                                  216.9               209.0

Property, plant and equipment, net                      2,916.5             2,894.5
Investments in unconsolidated affiliates                  190.7               175.7
Other noncurrent assets                                    39.9                42.4
                                                ---------------     ---------------
    Total assets                                $       3,364.0     $       3,321.6
                                                ===============     ===============

         LIABILITIES AND PARTNERS' CAPITAL

Current liabilities
  Accounts payable                              $         139.8     $         168.1
  Current maturities of long-term debt                      3.0                 3.0
  Other                                                    74.7                38.3
                                                ---------------     ---------------
    Total current liabilities                             217.5               209.4

Credit facilities                                         684.0               679.0
Long-term debt                                          1,137.2             1,129.8
Other noncurrent liabilities                               41.6                49.0
                                                ---------------     ---------------
    Total liabilities                                   2,080.3             2,067.2
                                                ---------------     ---------------

Minority interest                                           1.8                 1.8

Partners' capital                                       1,281.9             1,252.6

                                                ---------------     ---------------
    Total liabilities and partners' capital     $       3,364.0     $       3,321.6
                                                ===============     ===============

                         GULFTERRA ENERGY PARTNERS, L.P.
                  PRELIMINARY SUMMARIZED CASH FLOWS INFORMATION
                                  (In millions)
                                   (Unaudited)


                                                                                                  QUARTER ENDED
                                                                                                    MARCH 31,
                                                                                       ------------------------------------
                                                                                             2004                 2003
Cash flows from operating activities

  Net income                                                                           $          55.6      $          42.2
  Cumulative effect of accounting change                                                            --                 (1.7)

  Adjustments to reconcile net income to net cash provided by operating activities                29.2                 31.4
  Working and non-working capital changes                                                        (21.3)                (0.5)
                                                                                       ---------------      ---------------
    Net cash provided by continuing operations                                                    63.5                 71.4
                                                                                       ---------------      ---------------

Cash flows from investing activities

                                                                                       ---------------      ---------------
    Net cash used in investing activities                                                        (53.5)               (79.0)
                                                                                       ---------------      ---------------

Cash flows from financing activities

                                                                                       ---------------      ---------------
    Net cash used in financing activities                                                        (17.1)               (16.3)
                                                                                       ---------------      ---------------

  Decrease in cash and cash equivalents                                                           (7.1)               (23.9)
  Cash and cash equivalents at beginning of period                                                30.4                 36.1
                                                                                       ---------------      ---------------
      Cash and cash equivalents at end of period                                       $          23.3      $          12.2
                                                                                       ===============      ===============

                         GULFTERRA ENERGY PARTNERS, L.P.
             RECONCILIATION OF PERFORMANCE CASH FLOWS TO NET INCOME
                                  (In millions)
                                   (Unaudited)




 QUARTER ENDED MARCH 31, 2004


                                     Natural Gas                      Natural
                                    Pipelines and   Oil and NGL         Gas         Platform
                                        Plants       Logistics        Storage       Services         Other          Total
                                    -------------  -------------   -------------  -------------  -------------  -------------
Net Income                                                                                                      $        55.6
Plus: Interest and debt expense                                                                                          28.0
Earnings excluding interest
  and debt expense                  $        64.4  $         6.2   $         6.1  $         4.9  $         2.0           83.6
Plus: Depreciation, Depletion
        and Amortization                     17.4            3.1             2.9            1.4            1.4           26.2
      Cash Distributions in
         Excess of Earnings from
         Unconsolidated Affiliates            0.2           (1.8)             --            0.1             --           (1.5)
      Net cash payment received
         from El Paso Corporation              --             --              --             --            2.0            2.0
                                    -------------  -------------   -------------  -------------  -------------  -------------
Performance Cash Flows              $        82.0  $         7.5   $         9.0  $         6.4  $         5.4  $       110.3
                                    =============  =============   =============  =============  =============  =============


QUARTER ENDED MARCH 31, 2003

                                     Natural Gas                      Natural
                                    Pipelines and   Oil and NGL         Gas         Platform
                                        Plants       Logistics        Storage       Services         Other          Total
                                    -------------   -------------  -------------  -------------  -------------  -------------
Net Income                                                                                                      $        42.2
Plus: Interest and debt expense                                                                                          34.4
      Loss due to write-off of
         debt issuance costs                                                                                              3.8
Less: Cumulative effect of
         accounting change                                                                                               (1.7)
Earnings excluding interest and
   debt expense                     $        61.1   $         8.1  $         4.0  $         3.0  $         2.5           78.7
Plus: Depreciation, Depletion
         and Amortization                    16.5             2.2            3.0            1.2            0.8           23.7
      Cash Distributions in Excess
         of Earnings from
         Unconsolidated Affiliates            0.2             1.3             --             --             --            1.5
      Net cash payment received
         from El Paso Corporation              --              --             --             --            2.0            2.0
                                    -------------   -------------  -------------  -------------  -------------  -------------
Performance Cash Flows              $        77.8   $        11.6  $         7.0  $         4.2  $         5.3  $       105.9
                                    =============   =============  =============  =============  =============  =============